CMS Energy Corporation

Amendment to Restated

Articles of Incorporation

ARTICLE XII

“In an uncontested election of directors, each director of the Corporation shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”); however, in a contested election, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For purposes of this provision, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. For purposes of this Article XII, (i) an “uncontested election” is an election in which the number of nominees for director is not greater than the number to be elected, and (ii) a “contested election” is an election in which the number of nominees for director is greater than the number to be elected.

Following any uncontested election, any incumbent director who failed to receive a majority vote, shall tender his or her resignation to the Board of Directors. A recommendation on whether or not to accept such resignation offer shall be made by (i) a designated standing committee of the Board of Directors (the “Committee”), or (ii) if each member of the Committee did not receive a majority vote, then the independent directors who did receive a majority vote may appoint a committee from amongst themselves to consider the resignation offer and make a recommendation to the Board of Directors, or (iii) if three or fewer independent directors received a majority vote, then all such directors may participate in the actions regarding the resignation offers and make a recommendation to the Board of Directors. The Board of Directors will act on the recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board of Directors’ decision.”